Exhibit 10.17

SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 31, 2012, by and between AMBASSADORS GROUP, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 30, 2008, as amended from time to time ("Credit Agreement").

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1.  Section 1.2. (e) is hereby deleted in its entirety, and the following substituted therefor:
"(e)

Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one quarter of one percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a calendar quarter basis by Bank and shall be due and payable by Borrower in arrears on each March 31, June 30, September 30, and December 31."

    2.  Section 4.9.  (a) and (b) are hereby deleted in their entirety, and the following substituted therefor:
              “(a) Tangible Net Worth not less than $40,000,000.00 at any time, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets.

               (b) Net income after taxes not less than $2,000,000.00 on a trailing 4-quarter basis through June 30, 2013 and increasing to not less than $4,000,000.00 on a trailing 4-quarter basis as of September 30, 2013 and each quarter thereafter, determined as of each fiscal quarter end, calculated before inclusion of loss realized on sale of real estate located at 1956 Ambassador Way, Spokane, WA 99224."

     3.  Section 5.3 is hereby deleted in its’ entirety and the following substituted therefor:

     “SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Except as identified on Schedule 5.3 hereto, incorporated herein by this reference, and Except in connection with a Permitted Acquisition, merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except in connection with a Permitted Acquisition; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except (a) in the ordinary course of its business and (b) sale of real estate located at 1956 Ambassador Way, Spokane, WA 99224.”

     As used herein, “Permitted Acquisition” means the purchase by Borrower of all or substantially all of the assets, business, stock, partnership interests or membership interests of any person or entity, or the acquisition by Borrower of any corporation, partnership or limited liability company through a merger or consolidation in which the surviving entity is Borrower, and which satisfies the following conditions, as determined by Bank in its sole discretion: (a) the purpose of the acquisition shall be to acquire a business in a similar or related line of business to that of Borrower; (b) Bank shall have received from Borrower such information regarding the terms and conditions of the acquisition as it shall reasonably require; (c) no later than thirty (30) days prior to the anticipated closing of such acquisition, Borrower shall deliver consolidated pro forma financial statements to Bank, in form and substance satisfactory to Bank and certified by the president or chief financial officer of Borrower, evidencing that after giving effect to the acquisition, no financial covenant of this Agreement shall be violated; (d) at the time of such acquisition, no Event of Default (as defined in Section 6.1 hereof), and no condition or event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall exist or shall have occurred and be continuing hereunder or under any of the other Loan Documents; and (e) the acquisition shall comply with all applicable laws.

     4.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

     5.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
AMBASSADORS GROUP, INC.	NATIONAL ASSOCIATION
By: /s/______________________	By:/s/ _______________________
Anthony F. Dombrowik,	Thomas Thoen,
Chief Financial Officer	Relationship Manager